Exhibit 4.4

Execution Version

FLY LEASING LIMITED
SUBSCRIPTION AGREEMENT

July 18, 2018

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TABLE OF CONTENTS
(continued)

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EXHIBITS

Exhibit A	Definitions

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SUBSCRIPTION AGREEMENT

This Subscription Agreement (this “Agreement”) is made as of the 18th day of July 2018, by and among Fly Leasing Limited, a Bermuda exempted company (the “Company”), AirAsia Group Berhad, a company incorporated and existing under the laws of Malaysia (the “Investor”) and AirAsia Berhad, a company incorporated and existing under the laws of Malaysia (the “Guarantor,” and together with the Investor, collectively, the “Investor Parties” and each an “Investor Party”).  Certain capitalized terms used but not otherwise defined in this Agreement have the respective meanings set forth in Exhibit A hereto.

W I T N E S S E T H:

WHEREAS, the Investor, the Guarantor, the Company and Fly Aladdin Holdings Limited have entered into a Sale and Purchase Agreement (the “SPA”), dated as of February 28, 2018, pursuant to which the Investor has agreed to sell 100% of the share capital of Red Aircraft Holdings 3 Co., Ltd. and Red Aircraft Holdings 4 Co., Ltd. to the Company and certain of its affiliates;

WHEREAS, the Company has agreed to issue to the Investor up to 3,333,333 American Depositary Shares (each, an “ADS” and collectively, “ADSs”) representing the Company’s common shares, par value $0.001 per share (“Common Shares”) in connection with the transactions contemplated by the SPA, on the terms and subject to the conditions contained herein;

WHEREAS, in connection with such issuance, the Company is willing to make certain representations and warranties and to agree to observe certain covenants set forth herein for the benefit of the Investor, and the Investor will rely on such representations, warranties and covenants;

WHEREAS, in connection with such issuance, each Investor Party is willing to make certain representations and warranties set forth herein for the benefit of the Company, and the Company will rely on such representations and warranties;

WHEREAS, in connection with such issuance, the Company and the Investor Parties desire to enter into this Agreement to set forth certain rights and obligations of the Company and the Investor Parties with respect to the Shares and certain governance matters; and

WHEREAS, in connection with such issuance, the Company and the Investor Parties are entering into a registration rights agreement with respect to the Shares on even date herewith (the “Registration Rights Agreement”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.            Purchase and Sale of Shares.

1.1          Issuance of Shares. Subject to the terms of this Agreement and the Transaction Documents, and following and subject to (i) the occurrence of the Initial Transfer Date and (ii) the delivery of an aggregate total of Three Hundred Fifty Million Dollars (US$350,000,000) of Adjusted Initial Transfer Amount and Adjusted Deferred Transfer Amount has been finally paid in cash by the Purchaser to or at the direction of the Vendor or (in the case of Adjusted Deferred Transfer Amount) released from escrow to the Vendor, the Company shall issue and sell, and the Investor shall purchase, 3,333,333 ADSs, at a purchase price of $15.00 per ADS; provided, however, that the payment required to be made by the Investor under this Section 1.1 in consideration for the ADSs shall be made on a net basis and offset against the payments required to be made by the Purchaser under the SPA of an equivalent amount of cash in consideration for the relevant Assets on such Transfer Date(s), with no net cash payment being required by either party hereunder or thereunder in satisfaction of their respective obligations.  The ADSs will be issued pursuant to and in accordance with that certain Amended and Restated Deposit Agreement dated as of October 2, 2007 (as so amended and supplemented, the “Deposit Agreement”) by and among the Company, the Depositary and all holders and beneficial owners of ADSs issued thereunder.  The ADSs to be issued by the Company to the Investor pursuant to this Agreement are collectively referred to herein as the “Shares”.

1.2          FLY Share Closing  The issuance of the Shares and other transactions contemplated hereby (the “FLY Share Closing”) shall take place at the offices of Milbank, Tweed, Hadley & McCloy LLP on the date of issuance under Section 1.1, or at such other place as the Company and the Investor may mutually agree.  At the FLY Share Closing, the Company shall (i) transfer and deliver the Shares to the Investor, free and clear of all Encumbrances (other than as set forth in Sections 4.2 and 4.4), (ii) take all such actions reasonably necessary under the Deposit Agreement to cause the issuance of the Shares, (iii) deliver to the Investor a certificate or certificates representing the Shares being issued to the Investor at the FLY Share Closing and (iv) cause its counsel to furnish to the Investor a written private placement opinion, subject to reasonable or customary assumptions, qualifications and conditions as may be reasonably acceptable to Investor and such counsel.

2.            Representations and Warranties of the Company  The Company hereby represents and warrants to the Investor that, except as disclosed or incorporated by reference in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2016 or its other reports and forms filed with or furnished to the Securities and Exchange Commission (the “Commission”) under the Securities Act or the Securities Exchange Act of 1934 (the “Exchange Act”) after December 31, 2016 and before the date of this Agreement (all such reports collectively, the “SEC Reports”):

2.1          Organization, Good Standing and Qualification  Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all corporate or other organizational power and authority to own its properties and conduct its business as presently conducted. Each of the Company and its Subsidiaries is duly qualified to do business and in good standing in each and every jurisdiction where its business requires such qualification, except where failure to qualify would not have, and would not reasonably be expected to have, a Material Adverse Effect.  True, complete and accurate copies of the Company’s Certificate of Incorporation, Memorandum of Association and Amended and Restated Bye-Laws, each as amended and in effect as of the date hereof, have been made available to the Investor (collectively, the “Organizational Documents”).

2.2          Power and Authority  The Company has full right, power, authority and capacity to enter into this Agreement and the Registration Rights Agreement and to consummate the transactions contemplated hereby and thereby and has taken all necessary action to authorize the execution, delivery and performance hereof.

2.3          Authorization; Enforceable Agreement

(a)          All organizational action on the part of the Company, its officers, directors, and shareholders necessary for the authorization, execution, and delivery of this Agreement and the Registration Rights Agreement, the performance of all obligations of the Company hereunder and thereunder, and the authorization, issuance and delivery of the Shares being issued hereunder has been taken, and this Agreement and the Registration Rights Agreement, when executed and delivered, assuming due authorization, execution and delivery by the Investor, constitute a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to: (i) laws limiting the availability of specific performance, injunctive relief, and other equitable remedies; and (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights generally (the “Enforceability Exceptions”).  The issuance of the Shares is not subject to any preemptive rights, rights of first offer or similar rights.

(b)          No provision of the Organizational Documents would, directly or indirectly, restrict or impair the ability of the Investor to vote, or otherwise to exercise the rights of a shareholder with respect to, the Shares or any other shares of the Company that may be acquired or controlled by the Investor.

2.4          Valid Issuance of Shares  The Shares, when issued and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly authorized and issued, will be fully paid and nonassessable, will not be issued in violation of any preemptive or similar rights, and will be free and clear of all Encumbrances (including any restrictions on transfer), other than restrictions under applicable state and federal securities laws and this Agreement.

2.5          Capitalization  The authorized share capital of the Company consists of 499,999,900 Common Shares and 100 manager shares, par value of $0.001 per share (the “Manager Shares”), of which 27,983,352 Common Shares and 100 Manager Shares were issued and outstanding as of December 31, 2017.  All issued and outstanding Common Shares have been duly authorized and validly issued and are fully paid and nonassessable.  Other than as provided in this Agreement and the Company’s 2010 Omnibus Incentive Plan, there are no outstanding rights, options, warrants, preemptive rights, rights of first offer, or similar rights for the purchase or acquisition from the Company or any Subsidiary thereof of any securities of the Company or any Subsidiary thereof, nor are there any commitments to issue or execute any such rights, options, warrants, preemptive rights or rights of first offer.  There are no outstanding rights or obligations of the Company or any Subsidiary thereof to repurchase or redeem any of its securities.  The rights, preferences, privileges, and restrictions of the Common Shares are as stated in the Organizational Documents.  All outstanding securities of the Company and its Subsidiaries have been issued in compliance with state and federal securities laws.

2.6          Investment Company Act  Neither the Company nor any of its Subsidiaries is an investment company within the meaning of the Investment Company Act of 1940, as amended, or, directly or indirectly, controlled by or acting on behalf of any Person which is an investment company, within the meaning of said Act.

2.7          No Default or Violation  The Company is not in breach, violation or default of any provision of the Organizational Documents, each as amended and in effect as of the FLY Share Closing.  The execution, delivery, and performance of and compliance with this Agreement and the issuance and delivery of the Shares will not (x) result in any default or violation of the Organizational Documents, (y) result in any default, breach or violation of any agreement relating to any material Indebtedness of the Company or any of its Subsidiaries or under any material mortgage, deed of trust, security agreement or lease to which any of them is a party, or in any default or violation of any judgment, order or decree of any Governmental Authority applicable to the Company or any of its Subsidiaries or the assets or properties of any of them, or (z) result in (1) a violation or breach of, or a conflict with, termination of, contravention with or default under (or give rise to any right of termination, cancellation, payment or acceleration under) any of the terms, conditions or provisions of, any material contract, agreement or arrangement to which any of the Company or its Subsidiaries is a party, or by which any of their respective properties or assets are or may be bound, or (2) the creation of any Encumbrance (other than Permitted Encumbrances) upon the properties or assets of the Company or any of its Subsidiaries, except in the case of clauses (y) and (z), as would not have, and would not reasonably be expected to have, a Material Adverse Effect.

2.8          Financial Statements

(a)          The financial statements of the Company and its Subsidiaries on a consolidated basis for each of the periods included or incorporated by reference in the SEC Reports fairly present in all material respects, in accordance with Generally Accepted Accounting Principles, the financial condition, results of operations, cash flows and shareholders’ equity of the Company and its Subsidiaries on a consolidated basis as of the dates and for the periods indicated (subject, in the case of unaudited quarterly statements, to normal year-end adjustments).

(b)          The Company and its Subsidiaries do not have any liabilities or obligations (whether known or unknown, absolute or contingent, accrued or unaccrued, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of the Company and its Subsidiaries, on a consolidated basis, or any of them), other than liabilities or obligations reflected on, reserved against, or disclosed in the notes to, the Company’s consolidated balance sheet included in the Company’s interim report for the fiscal quarter ended September 30, 2017 and included in the Company’s Report on Form 6-K filed on November 9, 2017 (the “Latest Interim Report”), except such liabilities or obligations that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

2.9          No Material Adverse Effect  Since September 30, 2017, no event or circumstance has occurred that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

2.10        Brokers  No agent, broker, Person, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of the Company or any Subsidiary thereof is, or will be, entitled to any broker’s commission, finder’s fees or similar payment from any of them in connection with the transactions contemplated by this Agreement.

2.11        Reports

(a)          Since December 31, 2016, the Company has timely filed all documents required to be filed by it with the Commission pursuant to the Securities Act or the Exchange Act.

(b)          The SEC Reports, when they became effective or were filed with the Commission, as the case may be, complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the Commission thereunder, in each case as in effect at such time, and none of such documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make such statements, in the light of the circumstances in which they were made, not misleading.

(c)          The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the individuals responsible for the preparation of the Company’s filings with the Commission and other public disclosure documents, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.  As of the date hereof, to the Knowledge of the Company, there is no reason that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due.

2.12        Listing of Shares  The Shares have been approved for listing on the NYSE, subject to official notice of issuance.

3.            Representations and Warranties of the Investor and the Guarantor. Each of the Investor Parties hereby represents and warrants as follows:

3.1          Private Placement

(a)          The Investor is (i) an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act; (ii) aware that the issuance of Shares to it is being made in reliance on a private placement exemption from registration under the Securities Act and that the Company is relying in part upon the truth and accuracy of, and the Investor’s compliance with, the representations, warranties, agreements, acknowledgments and covenants of the Investor set forth herein in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Shares; and (iii) acquiring Shares for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof in a manner that would violate the Securities Act.

(b)          The Investor understands and agrees that the Shares are being issued in a transaction not involving any public offering within the meaning of the Securities Act, that such Shares have not been registered under the Securities Act and that the Shares may be offered, resold, pledged or otherwise transferred only (i) in a transaction not involving a public offering, (ii) pursuant to an exemption from registration under the Securities Act, (iii) pursuant to an effective registration statement under the Securities Act, or (iv) to the Company or one of its Subsidiaries, in each of cases (i) through (iv) in accordance with any applicable securities laws of any State of the United States.

(c)          The Investor (i) has such sufficient knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Shares, and (ii) has the ability to bear the economic risks of its prospective investment.

(d)          The Investor acknowledges that (i) it has conducted its own investigation of the Company and the terms of the Shares, (ii) it has had access to the Company’s public filings with the Commission and to such financial and other information as it deems necessary to make its decision to invest in the Shares, and (iii) has been offered the opportunity to conduct such review and analysis of the business, assets, condition, operations and prospects of the Company and its Subsidiaries and to ask questions of the Company and receive answers thereto, each as it deemed necessary in connection with the decision to invest in the Shares. The Investor further acknowledges that it has had such opportunity to consult with its own counsel, financial and tax advisors and other professional advisers as it believes is sufficient for purposes of the investment in the Shares. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Investor to rely thereon, or any of the other express terms and conditions of this Agreement.

(e)          Except for the representations and warranties contained in Section 2 of this Agreement, the Investor acknowledges that neither the Company nor any Person on behalf of the Company makes, and the Investor has not relied upon, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to the Investor in connection with the transactions contemplated by this Agreement.

(f)           The Investor understands that upon the original issuance of the Shares, and until such time as the same is no longer required under applicable requirements of the Securities Act or applicable state securities laws, any certificates or other instruments representing the Shares, and all certificates or other instruments issued in exchange therefor or in substitution thereof, shall bear customary legends referencing such restrictions on transferability, and that the Company will make a notation on its records and give instructions to any registrar or transfer agent of the Shares in order to implement the restrictions on transfer set forth and described herein.

(g)          The Investor understands that no U.S. or foreign government or regulatory authority or agency has passed on or made any recommendation or endorsement of the Shares or the fairness or suitability of the investment in the Shares nor have such authorities passed upon or endorsed the merits of the issuance of the Shares.

3.2          Organization  Each of the Investor Parties has been duly organized and is validly existing as a corporation, partnership or other entity under the laws of its jurisdiction of organization.

3.3          Power and Authority  Each of the Investor Parties has full right, power, authority and capacity to enter into this Agreement and the Registration Rights Agreement and to consummate the transactions contemplated hereby and thereby and has taken all necessary action to authorize the execution, delivery and performance hereof.

3.4          Authorization; Enforceability  The execution, delivery and performance of this Agreement and the Registration Rights Agreement has been duly authorized by all necessary action on the part of each Investor Party, and this Agreement and the Registration Rights Agreement have been duly executed and delivered by each Investor Party and, assuming due authorization, execution and delivery of this Agreement and the Registration Rights Agreement by the Company, this Agreement and the Registration Rights Agreement constitute a valid and binding obligation of each Investor Party, enforceable against it in accordance with its terms, except to the extent that the enforcement thereof may be limited by the Enforceability Exceptions.

3.5          No Default or Violation  The execution, delivery, and performance of and compliance with this Agreement, the Registration Rights Agreement and the issuance of the Shares will not (x) result in any default or violation of the organizational documents of any Investor Party, (y) result in any default or violation of any agreement relating to its material Indebtedness or under any material mortgage, deed of trust, security agreement or lease to which it is a party or in any default or violation of any judgment, order or decree of any Governmental Authority applicable to it or its assets or properties, or (z) result in (1) a violation or breach of, or a conflict with, termination of, contravention of or default under (or give rise to any right of termination, cancellation, payment or acceleration under) any of the terms, conditions or provisions of, any material contract, agreement or arrangement to which it is a party, or by which any of its properties or assets may be bound, or (2) the creation of any lien or other encumbrance upon the its properties or assets, except in the case of clauses (y) and (z), as would not have, and would not reasonably be expected to have, a material adverse effect on its ability to consummate the transactions contemplated hereby.

3.6          Ownership of Common Shares  As of the date hereof, neither the Investor Parties nor any of their respective Affiliates Beneficially Owns any Common Shares.  Neither the Investor Parties nor any of their respective Affiliates holds any rights to acquire or vote any Common Shares, except pursuant to this Agreement.

3.7          Brokers  Except for BNP Paribas, Credit Suisse Group and RHB Bank Berhad, no agent, broker, Person, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of the Investor Parties is, or will be, entitled to any broker’s commission, finder’s fees or similar payment from the Investor Parties in connection with the transactions contemplated by this Agreement.

4.            Covenants  The parties hereby covenant and agree, for the benefit of the other parties hereto and their respective assigns, as follows:

4.1          PFIC and Other Tax Information  For as long as any Shares remain outstanding, the Company shall provide the Investor with such Information as the Investor may require or reasonably request to make and maintain an election to treat the Company as a “qualified electing fund” within the meaning of Section 1295 of the Code.  In addition, the Company shall provide to the Investor such other information as the Investor may reasonably request to comply with its U.S. federal, state, local, and/or non-U.S. tax filing obligations with respect to its investment in the Company.

4.2          Transfer Restrictions

(a)          During the Lock-Up Period, the Investor shall not, and shall cause its Affiliates not to, directly or indirectly, Transfer any Company Securities to any other Person without the prior written consent of the Board. Notwithstanding the foregoing, during the Lock-Up Period, the Investor and its Affiliates may Transfer such Company Securities: (i) to any Affiliate that is controlled by (x) an Investor Party or (y) any transferee following any transfer permitted by clause (iii), provided that such Affiliate agrees in writing to be bound by the terms and conditions of this Agreement and such Affiliate shall not be a Competitor or an Affiliate of any such Competitor; (ii) pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of Company Securities, involving a Change of Control of the Company or other similar transaction, provided that the Investor or any such Affiliate shall not Transfer its securities in any such transaction that is not approved by the Board unless and until more than fifty percent (50%) of the outstanding Common Shares (including in the form of ADSs) of the Company, other than the Shares, have been tendered or (iii) in connection with any internal recapitalization, reorganization or reclassification of the Investor or any such Affiliate, provided that the transferee in any such transaction agrees in writing to be bound by the terms and conditions of this Agreement.

(b)          Any Transfer by an Investor Party or its Affiliates following the expiration of the Lock-Up Period shall be made (1) in accordance with Rule 144 under the Securities Act or otherwise in compliance with the Securities Act; provided that such Transfer shall not be to a (x) Competitor or an Affiliate of any such Competitor or (y) Person who, to the knowledge of the Investor Parties, is acquiring such Company Securities with the purpose or effect of changing or influencing the control of the Company; (2) to underwriters in connection with an underwritten public offering of Shares registered under the Securities Act pursuant to which the sale of such Shares will be sold in a manner to effect a Broad Distribution; (3) to the Company or any of its Subsidiaries pursuant to a written agreement with the Company; (4) to any Affiliate, provided that such Affiliate agrees in writing to be bound by the terms and conditions of this Agreement and such Affiliate shall not be a Competitor or an Affiliate of any such Competitor; (5) pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of Company Securities, involving a Change of Control or other similar transaction, provided that the Investor or any such Affiliate shall not Transfer its securities in any such transaction that is not approved by the Board unless and until more than fifty percent (50%) of the outstanding Common Shares (including in the form of ADSs) of the Company have been tendered; or (6) in connection with any internal recapitalization, reorganization or reclassification of the Investor or any such Affiliate, provided that the transferee in any such transaction agrees in writing to be bound by the terms and conditions of this Agreement.

4.3          Standstill. During the Voting Period, except as specifically approved by the Board (so long as such approval was not obtained by the Investor in violation of this Agreement) and except as otherwise provided in this Section 4.3, neither the Investor Parties nor any of their respective Affiliates shall, directly or indirectly, (i) by purchase or otherwise, Beneficially Own, acquire, agree to acquire or offer to acquire any Company Securities or direct or indirect rights or options to acquire Company Securities (including any voting trust certificates representing such securities) (or any hedging or derivative transactions that may have a similar effect to the foregoing) other than the Shares acquired pursuant to this Agreement, (ii) except as permitted in Section 4.2, enter, or propose to enter into, solicit or support any merger, amalgamation or business combination or similar transaction involving the Company or any of its Subsidiaries, or purchase, acquire, propose to purchase or acquire or solicit or support the purchase or acquisition of any portion of the business or assets of the Company or any of its Subsidiaries, (iii) initiate any shareholder proposal without the approval of the Board or make, or in any way participate in, any “solicitation” of proxies” (as such terms are used in the proxy rules promulgated by the Commission under the Exchange Act) to vote, or seek to advise or influence any Person with respect to the voting of, any Company Securities or request or take any action to obtain any list of shareholders of the Company for such purposes with respect to any matter (or, as to such matters, solicit any Person in a manner that would require the filing of a proxy statement under Regulation 14A of the Exchange Act), (iv) form, join or in any way participate in a Group (other than a Group consisting solely of the Investor Parties) formed for the purpose of acquiring, holding, voting or disposing of or taking any other action with respect to Company Securities that would be required under Section 13(d) of the Exchange Act to file a Statement on Schedule 13D with respect to such Company Securities, (v) deposit any Company Securities in a voting trust or enter into any voting agreement or arrangement with respect thereto (other than this Agreement), (vi) seek representation on the Board, the removal of any directors from the Board or a change in size or composition of the Board, (vii) make any request to amend or waive any provision of this Section 4.3, (viii) disclose any intent, purpose, plan, arrangement or proposal inconsistent with the foregoing (including any such intent, purpose, plan, arrangement or proposal that is conditioned on or would require the waiver, amendment, nullification or invalidation of any of the foregoing) or take any action that would require public disclosure of any such intent, purpose, plan, arrangement or proposal, (ix) take any action challenging the validity or enforceability of this Section 4.3 or (x) except as permitted in Section 4.2, assist, advise, encourage or negotiate with any Person with respect to, or seek to do, any of the foregoing.

4.4          Voting Agreement

(a)          During the Voting Period, the Investor shall cause all of the Company Securities then Beneficially Owned by it and its Affiliates to be voted (i) in favor of any action, proposal or matter to be voted on by the shareholders of the Company (including through action by written consent), including any the election of those persons nominated and recommended to serve as directors of the Board or any applicable committee thereof, that is recommended by the Board, and (ii) against any action, proposal or matter to be voted on by the shareholders of the Company (including through action by written consent), including any Third Party Offer, that is not recommended by the Board.

(b)          During the Voting Period, with respect to any matter that the Investor and/or its Affiliates are required to vote on in accordance with Section 4.4(a), the Investor shall cause all of the Company Securities then Beneficially Owned by it and its Affiliates to be voted by completing the proxy forms distributed by the Company and not by any other means.  The Investor shall deliver the completed proxy form to the Company no later than five (5) Business Days prior to the date of such general meeting of the Company’s shareholders.  With respect to the matters specified in Section 4.4(a), the Investor hereby appoints the Company and any designees of the Company, and each of them individually, as its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote such Company Securities (or act by written consent) in accordance with Section 4.4(a) (the “Proxy”); provided, however, that the Proxy granted pursuant to this Section 4.4(b) may only be exercised if and when the Investor fails to comply with its covenants in this Section 4.4.  The Proxy is given by the Investor and its applicable Affiliates severally to secure the performance of the duties of the Investor under this Section 4.4.  The Investor shall take such further action or execute or cause to execute such other instruments as may be reasonably necessary to effectuate the intent of the Proxy.  The Proxy will be irrevocable during the term of this Section 4.4, will be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and revokes any and all prior proxies granted by the Investor.  The power of attorney granted by the Investor and included in the Proxy is a durable power of attorney and will survive the dissolution or bankruptcy of the Investor.

4.5          Non-Disparagement  The Investor Parties shall not, and shall instruct their Affiliates not to, take any action through any medium or in any forum, to directly or indirectly disparage the Company or any of its directors, officers or Affiliates. This provision includes, without limitation, email, any electronic media, and any postings to the Internet. Notwithstanding the foregoing, it shall not be a breach of this Section 4.5 for the Investor Parties and their Affiliates to comply with the lawful orders or processes of any court, including the obligation to testify truthfully in any legal proceeding.

4.6          Non-Compete  During the Lock-Up Period, each of the Investor Parties and its Affiliates shall not (i) engage in the business of the leasing of commercial aircraft or aircraft engines to third parties which are not Affiliate Airlines, but not including any leases entered into before the date of execution of the SPA, any wet leases or charters of aircraft, or any leasing which is for tax or other regulatory purposes (the “Business”), including, directly or indirectly, in its own capacity or through one or more Persons, whether as owner, consultant, equityholder, director, manager or officer, or (ii) make an investment that represents more than 5% of the outstanding shares of any class of a company (including owning more than 5% of the outstanding shares of any class of a company with shares that are listed on the NYSE, Nasdaq or other securities exchange) engaged in such Business.

4.7          Guarantee  The Guarantor, solely in its capacity as a “Guarantor,” hereby absolutely, unconditionally and irrevocably guarantees, as principal obligor, and not merely as surety, to the Company and its successors and permitted assigns, the prompt performance by the Investor of its obligations under this Agreement (collectively, the “Obligations”).  The foregoing Obligations of the Guarantor constitute a continuing guaranty of performance and not of collection.  However, and notwithstanding anything herein to the contrary, the Obligations of the Guarantor are subject to any defenses, counterclaims, offsets, limitations and conditions that would otherwise be available to the Investor with respect to such Obligations.  The guarantee set forth in this Section 4.7 shall terminate automatically upon the expiration of the Voting Period.

4.8          Communication with the Company  The parties agree that, without the prior written consent of the Company, all communications from the Investor Parties regarding matters relating to the Company or this Agreement, including  , requests for information, requests for access to personnel or discussions or questions regarding this Agreement, the Company or its operations, shall be submitted only to the Company pursuant to Section 5.5.

4.9          Listing.    The Company will use its best efforts to effect and maintain the listing of its ADSs (including the Shares) on the NYSE.

5.            Miscellaneous

5.1          Governing Law; Jury Trial  This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York without regard to choice of laws or conflict of laws provisions thereof that would require the application of the laws of any other jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

5.2          Enforcement of Agreement.    The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that each party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in accordance with Section 5.1.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies (whether provided by Law or otherwise). Additionally, each party hereto irrevocably waives (a) any defenses based on adequacy of any other remedy, whether at Law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor and (b) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

5.3          Assignment.  Unless the parties specifically agree in writing, no party nor its Affiliates shall assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it.  Any purported assignment in contravention of this Section 5.3 shall be void.

5.4          Entire Agreement  This Agreement, the Registration Rights Agreement and the other Transaction Documents, contain the whole agreement and legal relationship between the parties relating to their respective subject matter at the date hereof to the exclusion of any terms implied by Law which may be excluded by contract and supersede any previous written or oral agreement between the parties in relation to the matters dealt with in the Transaction Documents, and set out the complete legal relationship of the parties in relation to matters dealt with in this Agreement (except for the Confidentiality Undertaking, which remains in full force and effect).

5.5          Notices, Etc

(a)          Any notice or other communication in connection with this Agreement shall be in writing in English (a “Notice”) and shall be sufficiently given or served if delivered or sent:

In case of the Company to:

Fly Leasing Limited
West Pier Business Campus
Dun Laoghaire
County Dublin, A96 N6T7, Ireland
Facsimile: +353 1 231 1901
Attention: Chief Executive Officer

with a copy to:

Jones Day
250 Vesey Street
New York, New York 10281
Facsimile: +1 (212) 755-7306
Attention: Boris Dolgonos, Esq.

In the case of the Investor and Guarantor to:

AirAsia Berhad
RedQ
Jalan Pekeliling 5
Kuala Lumpur International Airport (KLIA2)
64000 KLIA
Selangor Darul Ehsan
Malaysia
Facsimile: + 60 3 8775 1689 /+ 60 3 8775 1799
Attention: Regional Head, Finance and Regional Head, Corporate Finance and Treasury

with a copy to:

Milbank Tweed Hadley & McCloy LLP
12 Marina Boulevard
Marina Bay Financial Centre #36-03 Tower 3
Singapore, SG 018982
Facsimile: +65 6428.2500
Attn: Paul Ng, Esq.

Milbank Tweed Hadley & McCloy LLP
28 Liberty Street
New York, NY  10005
Facsimile: (212) 822-5629
Attn: Dean Sattler, Esq.

or (in either case) to such other address or fax number as the relevant party may have notified to the others in accordance with this Section 5.5.

(b)          Any Notice may be delivered by hand or, sent by fax or prepaid registered post or registered airmail in the case of international service.  Without prejudice to the foregoing, any Notice shall conclusively be deemed to have been received: (i) on the next Business Day in the place to which it is sent, if sent by fax; (ii) five Business Days from the time of posting, if sent by post (including the date of postage); (iii) five Business Days from the time of posting, if sent by airmail (including the date of postage); or (iv) at the time of delivery, if delivered by hand.

5.6          Expenses  Each party shall bear and pay the costs and expenses (including the fees and expenses of its own advisers) incurred by it in connection with the preparation, negotiation, entry into and performance of this Agreement and the Registration Rights Agreement.

5.7          Variation  Except as otherwise specified herein, no amendment or variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties hereto.

5.8          Waiver  Waiver of any breach of this Agreement or of any right, power, authority, discretion or remedy arising upon a breach of or default under this Agreement, must be in writing and signed by the parties granting the waiver and shall not be considered as a waiver of any subsequent breach of the same or any other provision hereof.

5.9          Indulgence  No failure on the part of a party to exercise, and no delay on its part in exercising, any right or remedy under this Agreement, shall operate as a waiver thereof or of any other right, power or privilege, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

5.10        Counterparts  This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument.  Any party may enter into this Agreement by executing any such counterpart.  Delivery of a counterpart of this Agreement by e-mail attachment or fax shall be an effective mode of delivery.

5.11        Severability  If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable under the laws of any jurisdiction, that shall not affect (a) the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or (b) the legality, validity or enforceability under the laws of any other jurisdiction of that or another provision of this Agreement.

5.12        Titles and Subtitles  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

[THIS SPACE LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

FLY LEASING LIMITED

By:	/s/ Colm Barrington
Name: Colm Barrington
Title: Chief Executive Officer

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

AIRASIA GROUP BERHAD

By:	/s/ Datuk Kamarudin Meranun
Name: Datuk Kamarudin Meranun
Title: Director

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

AIRASIA BERHAD

By:	/s/ Datuk Kamarudin Meranun
Name: Datuk Kamarudin Meranun
Title: Director

EXHIBIT A

DEFINITIONS

Capitalized terms used but not defined herein shall have the meanings given to such terms in the SPA for all purposes of the Agreement.  The following terms shall have the respective meanings for all purposes of the Agreement:

“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act; provided that (i) the Company shall not be deemed an Affiliate of the Investor and (ii) the Investor shall not be deemed an Affiliate of the Company.

A Person shall be deemed to “Beneficially Own” securities:

(i)            which such Person or any of such Person’s Affiliates, directly or indirectly, owns or has the right to acquire (whether such right is exercisable immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of such Person), compliance with regulatory requirements or otherwise) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, other rights, warrants or options, or otherwise; or

(ii)           which such Person or any of such Person’s Affiliates, directly or indirectly, has the right to vote or dispose of or has “Beneficial Ownership” of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing; or

(iii)          which are beneficially owned, directly or indirectly, by any other Person (or any Affiliate thereof) with which such Person (or any of such Person’s Affiliates) has any agreement, arrangement or understanding (whether or not in writing), for the purpose of acquiring, holding, voting or disposing of any Company Securities.

“Affiliate Airline” shall mean any airline in respect of which the Guarantor (i) has direct or indirect ownership or control and “control” for this purpose means the power to direct the management and the policies of such airlines whether through the ownership of voting capital, by contract or otherwise; or (ii) owns directly more than thirty percent (30%) of the voting capital; or holds more than thirty percent (30%) of the directors' voting rights; or by contractual arrangement is entitled to exercise more than thirty percent (30%) of the voting capital or directors' voting rights; and such airline is engaged as its primary business as a scheduled airline primarily involved in the carriage of passengers.  Without prejudice to the requirement that clause (i) or (ii) above must be satisfied at the relevant time, as of the date of this Agreement it is acknowledged that the following entities satisfy the above requirements: AirAsia X Berhad, Thai AirAsia X Co., Ltd., Thai AirAsia Co., Ltd., PT. Indonesia AirAsia, PT Indonesia AirAsia Extra, AirAsia (India) Limited, AirAsia Japan Co., Ltd., Philippines AirAsia Inc. and AirAsia, Inc.

“Board” shall mean the board of directors of the Company.

“Broad Distribution” with respect to Company Securities, shall mean a distribution of Company Securities that will not result in the acquisition by any other Person of Beneficial Ownership of any such Company Securities to the extent that, after giving effect to such acquisition, such acquiring Person would Beneficially Own in excess of 10% of the Voting Power of the Company.

“Change of Control” shall mean a single transaction or a series of related transactions, whether by way of purchase, acquisition, tender, exchange or other similar offer or recapitalization, reclassification, consolidation, merger, amalgamation, share exchange or other business combination transaction, in which any Person or Group (other than the Company or its Affiliates) becomes the Beneficial Owner of more than 50.0% of the outstanding Voting Power of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as now or hereafter in effect, together with all regulations, rulings and interpretations thereof or thereunder by the Internal Revenue Service.

“Company Securities” shall mean (i) any Common Shares and (ii) any other securities of the Company entitled to vote generally in the election of directors of the Company.

“Competitor” shall mean a Person who engages in the business of the leasing of commercial aircraft or aircraft engines to third parties.

“Depositary” shall mean Deutsche Bank Trust Company Americas.

“Encumbrance” means, whether arising under any contract or otherwise, any claims, security interests, liens, encumbrances, pledges, mortgages, hypothecations, rights of others, assessments, voting trust agreements, options, rights of first offer, proxies, title defects, factoring or conditional sale or other agreement on deferred terms or charges or other restrictions or limitations of any nature whatsoever.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Generally Accepted Accounting Principles” shall mean United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.

“Governmental Authority” shall mean any foreign governmental authority, the United States of America, any state of the United States and any political subdivision of any of the foregoing, and any agency, instrumentality, department, commission, board, bureau, central bank, authority, court or other tribunal, in each case whether executive, legislative, judicial, regulatory or administrative, having jurisdiction over the Investor, the Company, any of the Company’s Subsidiaries or their respective property.

“Group” shall have the meaning set forth in Section 13(d) of the Exchange Act as in effect on the Completion Date.

“Indebtedness” means, with respect to a Person: (i) any indebtedness for borrowed money, whether or not having recourse to the borrower; (ii) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument; (iii) all obligations of such Person under any capital leases; (iv) any obligation under any factoring, securitization or other similar facility or arrangement; (v) any reimbursement obligation with respect to letters of credit (including standby letters of credit to the extent drawn upon), bankers’ acceptances or similar facilities; (vi) any obligation issued or assumed as the deferred purchase price of property or services, including any earnout arrangements; (vii) all obligations under any interest rate or currency protection agreement or swaps, forward contracts and similar agreements; and (viii) all guarantees issued in respect of the obligations described in clauses (i)-(vii) above of any other Person (contingent or otherwise), in each case including the aggregate principal amount of, and any accrued interest and applicable pre-payment charges, fees, penalties or premiums with respect to such obligations; provided that, Indebtedness shall not include, with respect to the Company or any of its Subsidiaries, inter-company indebtedness solely between the Company and a Subsidiary thereof, or between one Subsidiary of the Company and another.

“Knowledge” of the Company shall mean the knowledge of any of the Chief Executive Officer, Chief Financial Officer of the Company, assuming due and reasonable inquiry.

“Lock-Up Period” shall mean the period commencing on the date of the FLY Share Closing and ending on the date of the delivery of the final Portfolio C aircraft to the Company under the Portfolio C Agreements.

“Material Adverse Effect” means any change, effect, or occurrence that (a) has or results in a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) materially impairs or delays the ability of the Company to promptly perform its obligations hereunder; provided, however, that no changes, effects or occurrences resulting from, relating to, or arising out of the following shall be taken into account when determining whether a Material Adverse Effect has occurred or may, would or could occur: (i) the effect of any change in the U.S. or foreign economies to the extent that it does not materially and disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries operate; (ii) the effect of any change that generally affects any industry or market in which the Company and its Subsidiaries operate to the extent that it does not materially and disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries operate; (iii) the effect of any change arising in connection with any international or national calamity, commencement, continuation or escalation of a war, armed hostilities or act of terrorism to the extent that it does not materially and disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries operate; and (iv) the effect of any changes in applicable Laws or Generally Accepted Accounting Principles (or the interpretation thereof) to the extent such effect does not materially and disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries operate.

“NYSE” shall mean the New York Stock Exchange.

“Permitted Encumbrances” means (i) Encumbrances for taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Generally Accepted Accounting Principles have been established in the Company’s consolidated balance sheet included in the Latest Interim Report; (ii) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s and other Encumbrances arising by operation of Law and incurred in the ordinary course of business; (iii) pledges or deposits to secure obligations under workers’ compensation Laws or similar Laws or to secure public or statutory obligations; (iv) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (v) easements, encroachments, declarations, covenants, conditions, reservations, limitations and rights of way (unrecorded and of record) and other similar restrictions or encumbrances of record, and zoning, building and other similar ordinances, regulations, variances and restrictions, in each case that do not and would not reasonably be expected to materially adversely affect the subject property; and (vi) as to leased real property, all Encumbrances created or incurred by any owner, landlord, sublandlord or other Person in title, in each case that do not and would not reasonably be expected to materially adversely affect the subject property.

“Person” shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, Governmental Authority or any other form of legal entity.

“Portfolio C Agreements” shall mean (i) that certain Aircraft Sale and Purchase Agreement, dated as of February 28, 2018, between Asia Aviation Capital, Fly Aladdin Holdings Limited and AirAsia Berhad, and (ii) that certain Aircraft Sale and Purchase Agreement, dated as of February 28, 2018 between Asia Aviation Capital, Incline Aladdin Holdings Limited and AirAsia Berhad.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” of any Person shall mean any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than fifty percent (50%) of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Third Party Offer” shall mean a bona fide offer to enter into a transaction that results in a Change of Control by a Person, other than (x) the Investor or any of its Affiliates or (y) any other Person acting on behalf of or as part of a Group with the Investor.

“Transfer” shall mean, with respect to any Company Securities, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, charge, encumber, hypothecate or otherwise transfer such Company Securities or any participation or interest therein, whether directly or indirectly (including by means of any hedging or derivative transactions that may have a similar effect to the foregoing), or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, charge, encumbrance, hypothecation, or other transfer of such Company Securities or any participation or interest therein (or any hedging or derivative transactions that may have a similar effect to the foregoing) or any agreement or commitment to do any of the foregoing.

“Voting Period” shall mean the period commencing on the Completion Date and ending on the later of (i) the date on which the Investor ceases to Beneficially Own Company Securities representing at least 10% of the Voting Power of the Company and (ii) the expiration of the Lock-Up Period.

“Voting Power of the Company” shall mean the total number of votes that may be cast in the election of directors of the Company if all Company Securities were present and voted at a general meeting held for such purpose.